As filed with the Securities and Exchange Commission on June 11, 2009
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KORN/FERRY INTERNATIONAL
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2623879 (I.R.S. Employer Identification No.)

1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067
(Address, including Zip Code, of Registrant’s Principal Executive Offices)

KORN/FERRY INTERNATIONAL EXECUTIVE CAPITAL ACCUMULATION PLAN
(Full Title of Plan)

Gary D. Burnison
1900 Avenue of the Stars, Suite 2600
Los Angeles, California 90067
(310) 552-1834
(Name, address, zip code, and telephone number,
including area code, of agent for service)

Copy to:
Bruce D. Meyer, Esq.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price Per	Offering	Registration
to be Registered	Registered	Share	Price	Fee
Deferred Compensation Obligations (1)	$100,000,000	100%(2)	$100,000,000(2)	$5,580(3)

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of Korn/Ferry International (“Registrant”) to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Korn/Ferry International Executive Capital Accumulation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(h).

EXPLANATORY STATEMENT
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Korn/Ferry International, a Delaware corporation (the “Registrant”), relating to $100,000,000 of principal amount of deferred compensation obligations issuable to participating members of a select group of management and highly compensated employees under the Korn/Ferry International Executive Capital Accumulation Plan (the “Plan”), which $100,000,000 of deferred compensation obligations is in addition to the $40,000,000 principal amount of deferred compensation obligations registered on the Form S-8 filed by the Registrant on December 10, 2003 (Commission File No. 333-111038) (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement, except as amended hereby.
Pursuant to General Instruction E to Form S-8, because this Registration Statement registers additional securities under the Plan of the same class as those to which the Prior Registration Statement relates and is effective, this Registration Statement consists only of the following: the facing page, the required statement regarding incorporation by reference, information required to be in this Registration Statement that is not in the Prior Registration Statement, the required opinions and consents, and the signature page.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
This Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement. After giving effect to this filing, an aggregate of $140,000,000 principal amount of deferred compensation obligations of the Registrant under the Plan will have been registered for issuance pursuant to the Plan. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:
a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008, filed with the Commission on June 30, 2008;

b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended July 31, 2008, October 31, 2008 and January 31, 2009, filed with the Commission on September 9, 2008, December 10, 2008 and March 12, 2009, respectively; and

c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on May 2, 2008, July 14, 2008, September 26, 2008, March 6, 2009, March 17, 2009, April 29, 2009, May 20, 2009 and June 5, 2009.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.
The Registrant’s Certificate of Incorporation and Second Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any action, suit or proceeding to which any such person is or is threatened to be made a party by reason of such person serving in such positions so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action or proceeding, the person had no reasonable cause to believe their conduct was unlawful. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.
The Registrant has also entered into an indemnification agreement with each of its directors and executive officers and has obtained an insurance policy covering its directors and officers with respect to certain liabilities (including, without limitation, liabilities arising under the Securities Act).

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed December 15, 1999, and incorporated herein by reference.

4.2	Second Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed April 29, 2009, and incorporated herein by reference.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1
Korn/Ferry International Executive Capital Accumulation Plan, filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (No. 333-111038), filed December 10, 2003, and incorporated herein by reference.

*   Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Korn/Ferry International, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 9th day of June, 2009.

KORN/FERRY INTERNATIONAL
By:	/s/ Gary D. Burnison
Gary D. Burnison
Chief Executive Officer and Director

We, the undersigned officers and directors of Korn/Ferry International, do hereby constitute and appoint Peter L. Dunn and Gary D. Burnison, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his/her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary D. Burnison Gary D. Burnison	Chief Executive Officer (Principal Executive Officer) and Director	June 9, 2009
/s/ Michael A. DiGregorio Michael A. DiGregorio	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	June 9, 2009
/s/ Mark Neal Mark Neal	VP, Finance (Principal Accounting Officer)	June 9, 2009
/s/ Kenneth Whipple Kenneth Whipple	Chair of Board and Director	June 9, 2009
/s/ James E. Barlett James E. Barlett	Director	June 9, 2009
/s/ Patti S. Hart Patti S. Hart	Director	June 9, 2009
/s/ Edward D. Miller Edward D. Miller	Director	June 9, 2009

Signature	Title	Date
/s/ Debra Perry Debra Perry	Director	June 9, 2009
/s/ Ihno Schneevoigt Ihno Schneevoigt	Director	June 9, 2009
/s/ Gerhard Schulmeyer Gerhard Schulmeyer	Director	June 9, 2009
/s/ Harry L. You Harry L. You	Director	June 9, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed December 15, 1999, and incorporated herein by reference.

4.2	Second Amended and Restated Bylaws of the Registrant, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed April 29, 2009, and incorporated herein by reference.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1
Korn/Ferry International Executive Capital Accumulation Plan, filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (No. 333-111038), filed December 10, 2003, and incorporated herein by reference.

*   Filed herewith.